Spacelogix, Inc.
                                500 Fifth Avenue
                            New York, New York 10036

September 7, 2001

Neil M. Kaufman, Esq.
Chairman of The Board of Directors
Vizacom Inc.
c/o Kaufman & Moomjian, LLC
50 Charles Lindbergh Blvd., Suite 206
Mitchel Field, NY 11553


         Re:     Proposal to Merge with and into Vizacom Inc., a
                 Delaware corporation ("VIZY"), or a subsidiary thereof.
                 -------------------------------------------------------

Dear Mr. Kaufman:

         This letter will confirm that Spacelogix, Inc., a Delaware corporation ("Spacelogix"), is interested in merging with and into either VIZY or a wholly-owned subsidiary (the "Subsidiary") of VIZY, on terms that would be mutually agreeable. In this letter, (i) VIZY and Spacelogix are sometimes called the "Parties," (ii) the principal stockholders of VIZY are sometimes called the "Stockholders," and (iii) Spacelogix's possible merger with and into VIZY or its Subsidiary is sometimes called the "Merger."

PART ONE

The Parties wish to commence negotiating a definitive written merger agreement providing for the Merger (the "Agreement"). To facilitate the negotiation of the Agreement, the Parties request that VIZY's counsel prepare an initial draft. The execution of any such Agreement would be subject to the satisfactory completion of each Party's ongoing investigation of the other Party's business, and would also be subject to approval by the each Party's board of directors. Additionally, the following preconditions would need to be satisfied prior to the execution and delivery of the Agreement by Spacelogix:

o Restructuring or satisfaction, or arrangement made therefor, of approximately $1,000,000 of current liabilities as of June 30, 2001 to the reasonable satisfaction of SpaceLogix.

o All material contractual agreements with employees, stockholders and consultants of VIZY shall be addressed to the reasonable satisfaction of Spacelogix (with the effectiveness of any resulting changes being conditioned upon the effectiveness of the Merger).

         Based on the information currently known to the Parties, it is proposed that the Agreement include the following terms:

BRIDGE LOAN

         Within 2 days of the execution of the letter of intent, Spacelogix shall extend to VIZY a secured bridge loan of $250,000. The collateral shall be VIZY's interest in the Promissory Note dated as of March 31, 2001 issued by Serif Inc. to VIZY. Within 2 days of the delivery of a first draft of a definitive merger agreement by VIZY to SpaceLogix that reasonably reflects the terms contained in this letter, Spacelogix shall extend to VIZY an additional secured bridge loan of $200,000. Within 2 days of the execution of the Definitive Merger Agreement, an additional $200,000 bridge loan shall be extended. Approximately $450,000 of the total bridge loan will be used for PWR working capital. In connection therewith, VIZY shall issue Spacelogix, in exchange for cash equal to the face amount thereof, (i) one or more promissory notes on mutually satisfactory terms in the aggregate principal amount of up to $650,000 at 9.0% interest maturing on demand after termination of negotiations related to the Merger, after which demand the Notes shall become payable at the rate of $40,000 per month in the aggregate until paid in full (the "Notes") and (ii) 400,000 shares of common stock of VIZY. Part of the bridge loan (after the first installment) may be extended by Spacelogix posting cash collateral for one or more letters of credit for the benefit of VIZY or one of its subsidiaries. In the event the Merger does not occur other than as a result of any actions or inactions by or on behalf of VIZY, upon the retirement of the notes, all 400,000 of these shares shall be returned to VIZY for cancellation; if the Merger does not occur as a result of any actions or inactions by or on behalf of VIZY, including the failure to obtain stockholder approval, upon retirement of the Notes, 200,000 of the shares will be returned to VIZY for cancellation. The loan(s) made by Spacelogix pursuant to the prior sentences shall be collectively referred to herein as the Bridge Loan.

MERGER AGREEMENT

         Upon the completion of negotiations and due diligence, the parties would enter into the Agreement. The Agreement would provide, inter alia, for the following:

A. THE MERGER. At the closing of the transactions contemplated by the Agreement, the Merger would be consummated.

B. MERGER CONSIDERATION: Assuming approximately 2,600,000 shares of VIZY common stock and 350,000 close to or in the money warrants or options are outstanding after restructuring of the payables and before those issued in conjunction with the Bridge Loan referred to above, the preferred shareholders and the common shareholders of SpaceLogix will receive an additional 2,150,000 shares of VIZY common stock and warrants to purchase 400,000 shares of common stock of VIZY at an exercise price equal to 110% of the closing price of VIZY common stock on the date of issuance thereof. 750,000 of those shares will be placed in escrow to be released upon the successful completion of an accredited investor only private placement (the "Private Placement") of VIZY common stock, provided that such placement is completed within 120 days of consummation of the merger and at least $1,000,000 of proceeds (net of any placement fees payable to the placement agent or any of its affiliates in connection therein) are raised for VIZY. Trautman Wasserman & Company Inc ("TWC") will use its best efforts to complete the private placement within 60 days of the Merger. The price of the shares of VIZY will be sold at a discount to the market at the time of sale. TWC will receive an 8% cash commission, a 2% non accountable expense allowance and warrants (with an exercise price 150% of the price of the VIZY stock issued in the private placement) for that number of shares which equals 10% of the number of shares sold in the private placement.

C. REPRESENTATIONS AND WARRANTIES: Mutual comprehensive representations and warranties, to be mutually agreed upon.

D.     COVENANTS AND AGREEMENTS:

       1. CONDUCT OF BUSINESS
          -------------------

       Through the Closing, each of VIZY and Spacelogix shall be operated in the ordinary course of business.

       2. SALES OF VIZY STOCK
          -------------------

       Spacelogix acknowledges that the VIZY stock to be issued to Spacelogix's stockholders as the Merger Consideration will not be registered with the Securities and Exchange Commission.

       Accordingly, the resale of these shares by them will be subject to the limitations and conditions of Rule 144 promulgated under the Securities Act of 1933, as amended, until such time as the stock is registered. VIZY Stock sold in the Private Placement shall be similarly restricted. VIZY will agree to use its best efforts to file a registration statement covering (i) the VIZY common stock issued in connection with the Private Placement, and (ii) 1,000,000 shares of VIZY common stock issued in connection with the Merger, within thirty (30) days of the completion of the second round of financing, and to cause such registration to become effective as soon as practicable thereafter. The balance of the shares issued in connection with the Merger will not carry any demand or piggyback registration rights.

       3. BOARD OF DIRECTORS
          ------------------

       Upon completion of the Merger, Spacelogix will have the right to appoint one member of a six member Board of Directors of VIZY. In addition, VIZY will appoint one additional independent director acceptable to SpaceLogix that would also qualify for the Board's Audit committee.

       4. NO SHOP
          -------

       (a) SpaceLogix contemplates the expenditure of substantial time and money in connection with the preparation of the Agreement. In order to induce SpaceLogix to make such expenditures, and acknowledging that SpaceLogix shall be acting in reliance thereon, in the Agreement VIZY will agree that it will not, for a period of 120 days following the completion of the Bridge Loan negotiate with: i) any other potential merger partner; or ii) an acquirer of the capital stock of VIZY. Further, VIZY shall not: i) pledge, hypothicate, sell, or otherwise dispose of substantially all its assets other than in connection with a debt facility or similar financing; ii) negotiate or enter into an agreement with respect to the merger of VIZY; or, iii) sell, hypothicate, or transfer substantially all of its capital stock. Notwithstanding the foregoing, nothing will prohibit VIZY from engaging in discussions or negotiations with potential acquisition targets. The Agreement will also contain customary "fiduciary out" provisions relating to the VIZY board. In the event that VIZY takes such action or otherwise causes such action to be taken in violation of the aforesaid, it shall be immediately obligated to pay a break-up fee to Spacelogix of $50,000.

       (b) VIZY contemplates the expenditure of substantial time and money in connection with the preparation of the Agreement. In order to induce VIZY to make such expenditures, and acknowledging that VIZY shall be acting in reliance thereon, in the Agreement Spacelogix will agree that it will not, for a period of 120 days following the completion of the Bridge Loan, negotiate with: i) any other potential merger partner; or ii) an acquirer of the capital stock of Spacelogix. Further, Spacelogix shall not: i) pledge, hypothecate, sell, or otherwise dispose of substantially all its assets; ii) negotiate or enter into an agreement with respect to the merger of Spacelogix; or, iii) sell, hypothecate, or transfer substantially all of its capital stock. Notwithstanding the foregoing, nothing will prohibit Spacelogix from engaging in discussions or negotiations with potential acquisition targets. The Agreement will also contain customary

"fiduciary out" provisions relating to the Spacelogix board. In the event that Spacelogix takes such action or otherwise causes such action to be taken in violation of the aforesaid, it shall be immediately obligated to pay a break-up fee of $50,000.

       5. VOTING AND OTHER AGREEMENTS
          ---------------------------

       To be mutually agreed upon by the parties, including with respect to consents/cooperation, stockholder meeting (and voting agreements with certain large stockholders of VIZY by which holders of a majority of the voting power of all classes of VIZY's capital stock agree to vote in favor of the issuance of the Merger Consideration and related transactions at the stockholders meeting called to approve the same), non-solicitation, public announcements, books and records and tax matters.

       6. VIZY STOCK OPTIONS
          ------------------
       On the closing date or as soon as practicable thereafter, VIZY will grant options to purchase at least 400,000 shares of its common stock to the key officers and directors of VIZY and its subsidiaries subject to approval by TWC.

       7. INVESTMENT BANKING AGREEMENT
          ----------------------------

       After the Private Placement is completed, VIZY will retain TWC to provide banking services, and will issue to TWC warrants to purchase 400,000 shares of common stock of VIZY, 200,000 of which shall be exercisable at 120% and 200,000 of which shall be exercisable at 150% of the market price of VIZY common stock as of the date of such retention, as compensation for such services.

E. CONDITIONS TO CLOSING: Consummation of the Merger will also be conditioned upon the following:

o Receipt of all required consents, including government and third party approvals, and the absence of any action or proceeding preventing, or seeking to prevent, the transaction;

o Employment agreements and non-competition agreements with key employees of VIZY and Spacelogix having been entered into, as mutually agreed between Spacelogix and VIZY;

o Approval of the issuance of the Merger Consideration and any related matters by VIZY's stockholders;

o Absence of any injunction, statute, regulation or governmental action prohibiting consummation of the Merger;

o Bring down of all representations and warranties of Spacelogix and VIZY in the Agreement, except for changes that would not, in the aggregate, cause a " material adverse change";

o Receipt by Spacelogix and VIZY of reasonably satisfactory opinions of legal counsel;

o No material adverse changes with respect to VIZY or Spacelogix since the date of the Agreement;

o The Merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

o Unless otherwise provided in the Agreement, existing agreements between VIZY and its stockholders and/or affiliates not reflecting fair market terms and arms-length value being canceled upon consummation of the Merger;

o Other customary closing conditions to be mutually agreed upon by the parties; and

o Spacelogix will have net tangible assets (exclusive of the Bridge Loan) of not less than $50,000.


PART TWO

       The following paragraphs of this letter, the "Bridge Loan" section and Paragraph D.4. above (the "Binding Provisions") are the legally binding and enforceable agreements of the Spacelogix andVizy.

ACCESS

       During the period from the date this letter is signed by the Parties
(the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward the Agreement are terminated (the "Termination Date"), each of VIZY and Spacelogix will provide complete access to its respective books and records, its operations, and its key officers and employees to the other and its representatives and advisors; provided that all of such persons shall agree to keep confidential any information disclosed in connection therewith in accordance with the confidentiality provisions referred to or described below. All due diligence reviews of VIZY by Spacelogix and of Spacelogix by VIZY shall be completed prior to the execution of the Agreement, subject to VIZY's and Spacelogix's continuing obligation under the Agreement to provide the other with current information. All due diligence reviews shall be of reasonable scope and shall be conducted at reasonable times and upon reasonable notice. The cost of due diligence shall be borne by the entity conducting the due diligence.

CONDUCT OF BUSINESS

       During the period from the Signing Date until the Termination Date, VIZY and Spacelogix shall each operate its business in the ordinary course and refrain from any extraordinary transactions.

CONFIDENTIALITY*

       Except as expressly modified by the Binding Provisions of this letter, the Confidentiality Agreement entered into between the Parties in July 10, 2001 shall remain in full force and effect.

       Spacelogix will cause TWC to conduct the Private Placement in a manner such that it requires each offeree of Spacelogix securities to execute and deliver a confidentiality agreement (of which VIZY shall be a named third party beneficiary) that complies with Regulation FD and precludes such offeree from divulging to any third party or utilizing for his own benefit any information concerning VIZY or the proposed Merger identified as Confidential Information. In addition, any money raised by Spacelogix prior to the execution and delivery of the Agreement will be raised through an accredited investors only private placement in which confidential information about the Merger and VIZY may be disclosed, but only (i) subject to confidentiality agreements of the type described in the prior sentence, and
(ii) subject to VIZY's approval of the content of such disclosure.

DISCLOSURE

       The execution and delivery of this letter will be announced in an agreed upon press release, and shall be attached to a Form 8-K filed by VIZY. Except as and to the extent required by law, without the prior written consent of the other Party, no Party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

COSTS*

       In the event that the Merger is not consummated, each party will bear all of its respective costs and expenses incurred with respect to the proposed transaction. Subject to the above provision with respect to the conduct of due diligence, in the event the Merger is consummated, VIZY will pay all costs and expenses incurred in connection with the Merger, including, without limitation, preparation of the Agreement and the legal, accounting, printing and other costs necessary to prepare the proxy statement.

ENTIRE AGREEMENT *

       The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties. VIZY represents and warrants that there are no other letters of intent or agreements to which VIZY is bound with respect to the sale of VIZY or substantially all of its assets.

GOVERNING LAW *

       The Binding Provisions will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.

JURISDICTION: SERVICE OF PROCESS *

       Each of the Parties irrevocably agrees that the other party may enforce any claim arising out of the Binding Provisions of this letter and will irrevocably agree with respect to any claim arising from the transactions contemplated hereby in the courts of the State of New York, or United States District Court for the Southern or Eastern District of New York, as the Party bringing the claim may so choose. For the purpose of any action, suit, or proceeding initiated in such courts with respect to any such claim, each of the Parties irrevocably submits to the jurisdiction of such courts. Each of the Parties shall waive, to the fullest extent allowed by law, any objection which it may now or hereinafter have to venue of any such suit, action or proceeding brought in any such court and any claim by any such suit, action or proceeding in such a court has been brought in an inconvenient forum.

TERMINATION*

       The Binding Provisions will automatically terminate on November 30,
2001 and may be terminated earlier upon written notice by either Party to the other Party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a Party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in Paragraphs indicated with an asterisk (*), which will survive any such termination.

COUNTERPARTS

       This letter may be executed in one or more counterparts and via facsimile, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

NO LIABILITY

       The non-binding provisions of Part I of this letter are intended only as an expression of intent on behalf of the Parties, are not intended to be legally binding on the Parties or the Stockholders, and are expressly subject to the execution of an appropriate Agreement. Moreover, except as expressly provided herein (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Merger, or relating to the negotiation of the terms of the Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of any Party.

       Except for the Binding Provisions herein (which both Parties agree to by executing below), the foregoing hereby reflects merely the Parties' understanding with respect to the manner in which the transactions contemplated hereby will be consummated.


                                            Very truly yours,
                                            SPACELOGIX, INC.

                                      By:      /s/ Wayne Allen
                                          -----------------------------------
                                          Name:  Wayne Allen
                                          Title: President & CEO


The foregoing is in accordance with our understanding and agreed to as to the Binding Provisions on September 7, 2001.

VIZACOM INC.

By:     /s/ Vincent DiSpigno
    ------------------------------
    Name:   Vincent DiSpigno
    Title:  President